NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President &CEO
Mitcham Industries, Inc.
936-291-2277
Jack Lascar / Karen Roan
Dennard Rupp Gray & Easterly (DRG&E)
713-529-6600

MITCHAM INDUSTRIES REPORTS
STRONG FISCAL 2008 SECOND QUARTER RESULTS

•	Revenues up 40% versus a year ago

•	Diluted EPS of $0.17, up 42% versus a year ago

•	Guidance for fiscal 2008 raised

HOUSTON – SEPTEMBER 4, 2007 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2008 second quarter ended July 31, 2007.

The Company reported net income of $1.7 million, or $0.17 per diluted share, for the second quarter of fiscal 2008 compared to net income of $1.3 million, or $0.12 per diluted share, for the second quarter of fiscal 2007. Total revenues for the second quarter were $15.4 million compared to $11.0 million in the second quarter of fiscal 2007.

Bill Mitcham, the Company’s President and CEO, stated, “We are pleased to report another strong quarter in our core equipment leasing business. We continue to experience robust demand in our equipment manufacturing and sales business, reflecting ongoing strength in worldwide demand for seismic equipment in regions throughout the world, including Russia, the C.I.S. and South America. Furthermore, our strategy of opening an office in Russia with equipment on the ground has been validated as our Russian subsidiary continues to provide considerable growth in leasing revenue.

“We also reported solid year-over-year earnings growth in the quarter despite accruing taxes at an effective tax rate of approximately 35% compared to a tax benefit in last year’s second quarter. Our pre-tax income in the second quarter increased 120% over last year’s second quarter. Additionally, due to the growing demand for our leasing equipment, we have placed orders for another 7,000 channels in addition to the 2,000 channels we added during the second quarter. These investments in new lease pool equipment are expected to contribute substantially to future results.”

SECOND QUARTER FISCAL 2008 RESULTS

Total revenues for the second quarter rose 40 percent to $15.4 million from $11.0 million in the same period a year ago. Revenues from our core equipment leasing business, excluding equipment sales, increased 26 percent to $6.2 million from $5.0 million in the same period last year driven by greater global demand for seismic equipment, expansion into new geographic markets, and continued expansion of the Company’s lease pool including equipment for marine applications. The equipment that was added to the Company’s lease pool during the fourth quarter of fiscal 2007 and the first quarter of fiscal 2008 contributed significantly to growth in leasing revenues in the second quarter of fiscal 2008.

Seamap equipment sales for the second quarter doubled to approximately $5.6 million from $2.8 million in the comparable period a year ago driven by strong demand, particularly for the GunLink, BuoyLink and weight collar product lines.

Sales of new seismic equipment and hydrographic and oceanographic equipment for the second quarter were consistent with last year’s second quarter at $2.8 million. Sales of lease pool equipment were $0.8 million compared to $0.4 million in the same period a year ago.

Gross profit in the second quarter was $6.6 million, or 43 percent of revenues, compared to $5.1 million, or 47 percent of revenues, in the second quarter a year ago. While gross profit from equipment leasing increased, overall gross margin was reduced from a year ago, primarily due to changes in product mix from Seamap.

General and administrative (G&A) expenses for the second quarter declined to $3.6 million from $3.8 million in the same period a year ago. As a percentage of revenues, G&A expenses declined to 24 percent in the second quarter of fiscal 2008 from 35 percent in the second quarter of fiscal 2007.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter increased 72 percent to $5.4 million, or 35 percent of revenues, compared to $3.1 million, or 28 percent of revenues, in the same period a year ago. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income in Note A under the accompanying financial tables.

YEAR-TO-DATE FISCAL 2008

For the first six months of fiscal 2008, the Company’s net income increased 21 percent to $5.7 million, or $0.55 per diluted share, compared to $4.7 million, or $0.46 per diluted share, in the same period in fiscal 2007.

Total revenues for the first six months of fiscal 2008 increased 53 percent to $38.4 million compared to $25.1 million in the same period last year. Year-to-date EBITDA increased 60 percent to $13.9 million in fiscal 2008, or 36 percent of revenue, compared to $8.7 million, or 34 percent of revenue, during the same period in fiscal 2007. The first half of fiscal 2008 includes approximately $2.4 million in revenues that had been delayed from the previous fiscal year due to production delays and postponements in the availability of customers’ vessels for equipment installation.

OUTLOOK

Robert Capps, Executive Vice President and Chief Financial Officer, commented, “Considering our first half results and current outlook for the balance of fiscal 2008, while at the same time taking into account the overall seasonality of our business, as well as the unevenness of Seamap sales, we are raising our revenue guidance range for fiscal 2008 to $60 to $65 million from $55 to $60 million; our operating income range to $13.5 to $14.5 million from $12.5 to $13.5 million; and maintaining an effective tax rate estimate of approximately 34 percent.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, September 5, 2007, at 10:00 a.m. Eastern time, to discuss fiscal 2008 second quarter results. To access the call, please dial (303) 262-2141 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through September 12, 2007 and may be accessed by calling (303) 590-3000, and using the passcode 11096166. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future results of operations, demand for the Company’s products and services, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease pool; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2007 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

- Tables to follow -

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	July 31,	January 31,
	2007	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,712	$12,582
Accounts receivable, net	11,278	11,823
Current portion of notes receivable, net	1,857	1,787
Inventories	6,630	7,308
Deferred tax asset	665	483
Prepaid expenses and other current assets	2,019	2,003
Total current assets	36,161	35,986
Seismic equipment lease pool and property and equipment, net	36,578	35,432
Intangible assets, net	1,899	2,127
Goodwill	4,358	3,358
Deferred tax asset	—	5,094
Long-term portion of notes receivable and other assets	117	1,305

Total assets	$79,113	$83,302

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,915	$16,343
Current maturities — long-term debt	1,500	1,500
Income taxes payable	163	328
Deferred revenue	2,456	948
Accrued expenses and other current liabilities	4,045	3,177

Total current liabilities	12,079	22,296
Non-current deferred tax liability	326	—
Non-current income taxes payable	833	—
Long-term debt	—	1,500

Total liabilities	13,238	23,796
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized; 10,687 and 10,601 shares issued at July 31 and January 31, 2007, respectively	107	106
Additional paid-in capital	69,173	67,385
Treasury stock, at cost (919 shares at July 31 and January 31, 2007)	(4,781)	(4,781)
Accumulated deficit	(5,116)	(6,142)
Accumulated other comprehensive income	6,492	2,938

Total shareholders’ equity	65,875	59,506

Total liabilities and shareholders’ equity	$79,113	$83,302

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenues:
Equipment leasing	$6,249	$4,970	$16,330	$11,980
Lease pool equipment sales	775	442	1,492	3,149
Seamap equipment sales	5,605	2,774	15,663	6,075
Other equipment sales	2,770	2,773	4,928	3,870

Total revenues	15,399	10,959	38,413	25,074

Cost of sales:
Direct costs — equipment leasing	351	521	821	1,376
Direct costs — lease pool depreciation	2,442	1,811	4,846	3,551
Cost of equipment sales	6,033	3,495	16,069	7,718

Total cost of sales	8,826	5,827	21,736	12,645

Gross profit	6,573	5,132	16,677	12,429
Operating expenses:
General and administrative	3,620	3,829	7,640	7,363
Depreciation and amortization	366	309	721	607

Total operating expenses	3,986	4,138	8,361	7,970

Operating income	2,587	994	8,316	4,459
Other income (expense)
Interest, net	64	186	142	334
Other, net	—	24	2	34

Total other income	64	210	144	368

Income before income taxes	2,651	1,204	8,460	4,827
(Provision for) benefit from income taxes	(930)	49	(2,799)	(135)

Net income	$1,721	$1,253	$5,661	$4,692

Net income per common share:
Basic	$0.18	$0.13	$0.59	$0.49
Diluted	$0.17	$0.12	$0.55	$0.46
Shares used in computing net income per common share:
Basic	9,672	9,599	9,657	9,585
Diluted	10,271	10,115	10,219	10,134

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Six Months Ended
	July 31,
	2007	2006
Cash flows from operating activities:
Net income	$5,661	$4,692
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,567	4,158
Stock-based compensation	985	794
Recovery of doubtful accounts	(134)	—
Provision for inventory obsolescence	288	—
Gross profit from sale of lease pool equipment	(818)	(1,509)
Excess tax benefit from exercise of non-qualified stock options	(483)	(272)
Deferred tax provision (benefit)	1,794	(415)
Changes in:
Trade accounts receivable	1,222	(2,016)
Notes receivable	1,111	—
Inventories	653	(2,231)
Income taxes payable	109	490
Accounts payable, accrued expenses, other current liabilities and deferred revenue	1,304	(53)
Prepaid expenses and other current assets	245	(256)

Net cash provided by operating activities	17,504	3,382

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(17,240)	(4,078)
Sales and maturities of short-term investments	—	550
Purchases of property and equipment	(355)	(1,270)
Additional payments related to subsidiary acquisition	—	(1,000)
Sale of used lease pool equipment	1,492	3,149
Net cash used in investing activities	(16,103)	(2,649)

Cash flows from financing activities:
Proceeds from borrowings	4,500	—
Payments on borrowings	(6,000)	—
Proceeds from issuance of common stock upon exercise of warrants and stock options, net of stock surrendered	322	611
Excess tax benefit from exercise of non-qualified stock options	483	272

Net cash (used in) provided by financing activities	(695)	883
Effect of changes in foreign exchange rates on cash and cash equivalents	424	(154)

Net increase in cash and cash equivalents	1,130	1,462
Cash and cash equivalents, beginning of period	12,582	16,438

Cash and cash equivalents, end of period	$13,712	$17,900

Supplemental cash flow information:
Interest paid	$244	$153
Income taxes paid	$588	—

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income to EBITDA
(In thousands)
(Unaudited)

Reconciliation of Net Income to
EBITDA and Adjusted EBITDA
Net income	$1,721	$1,253	$5,661	$4,692
Interest income, net	(64)	(186)	(142)	(334)
Depreciation and amortization	2,808	2,120	5,567	4,158
Provision for (benefit from) income taxes	930	(49)	2,799	135

EBITDA (1)	5,395	3,138	13,885	8,651
Stock-based compensation	429	497	985	794

Adjusted EBITDA (1)	$5,824	$3,635	$14,870	$9,445

(1)	EBITDA is defined as earnings (loss) before (i) interest income, net of interest expense, (ii) provision for (or benefit from) income taxes and (iii) depreciation, amortization and impairment of assets. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because they provide management with important information for assessing our performance and as indicators of our ability to make capital expenditures and finance working capital requirements. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

# # #